                                                              EXHIBIT (h)(2)(iv)

                                                                EXHIBIT B.1, p.1
                                                             TA2000 VOICE SYSTEM
                                                                    FEE SCHEDULE

PER CALL SERVICE FEE

Utilization of DST's TA2000 Voice System is based on a service fee of $.20 per call. Each call has a maximum duration of seven (7) minutes. This charge is a flat rate regardless of the number or type of transactions that a shareholder processes during the call. A given call could result in inquiries and/or transactions being processed for various funds in the complex. Therefore, on a monthly basis, DST will report the number of inquiries and/or transactions processed by fund. A percentage of the total will be derived and reported for each fund. As a result of this process, DST will allocate the charges among the individual funds.

MULTIPLE CALL FLOWS

An additional fee of $500 per month will be charged for each additional call flow that requires different flows, functions, vocabulary, processing, rules or access method. An additional fee of $200 per month will be charged for each additional call flow that is identical in flows, functions, vocabulary, processing rules or access method.

MINIMUM MONTHLY CHARGE

DST's commitment to the reliability and continued enhancement of the TA2000 Voice System necessitates a minimum monthly charge for the service. The minimum monthly charge will only be assessed when it is greater than the monthly service fees. The minimum monthly charge will be implemented on a graduated basis based on the number of cusips and shareholders in a fund complex and is the sum of the cusip and account charges. The schedule for this charge is as follows:

 YEARS                   CHARGE PER                    CHARGE PER
  OF                  CUSIP AUTHORIZED                SHAREHOLDER
SERVICE                 FOR SERVICE*                   ACCOUNT**
   1                        $ 50                         $.002
   2                        $ 75                         $.003
   3                        $100                         $.004

* CUSIPS ADDED TO THE SERVICE will be subject to the same minimums being charged to the other cusips in the complex at the time the cusips are added.

** THE PER ACCOUNT CHARGE is based on the total number of shareholder accounts in authorized cusips at the end of each month.

OUT OF POCKET COSTS

Each fund complex will require a unique WATS number for their shareholders to call. Each WATS number will require a specific number of trunks to service a given volume of shareholder calls. All installation and monthly usage charges associated with these will be billed through monthly out-of-pocket invoices.

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